   EXHIBIT 2

PL Capital, LLC
20 EAST JEFFERSON AVENUE SUITE 22 NAPERVILLE, ILLINOIS 60540 TEL: (630) 848-1340 Fax: (630) 848-1342		466 SOUTHERN BOULEVARD ADAMS BULDING CHATHAM, NJ 07928 TEL: (973) 360-1666 FAX: (973) 360-1720

March 5, 2013

Certified Mail Return Receipt Requested and Overnight Delivery

Attention: Corporate Secretary
Ameriana Bancorp
2118 Bundy Avenue
New Castle, IN 47362-1048

Re:           Notice of Intent to Nominate Director and Submit Nominee for Election

Ladies and Gentlemen:

This letter constitutes a notice of intent by Financial Edge Fund, L.P. (the “Shareholder”) to nominate one person for election as a director of Ameriana Bancorp (the “Company”) at the 2013 Annual Meeting of Shareholders of the Company, and to submit its nominee for election at such Annual Meeting.  This notice is provided to you pursuant to Article XI of the Company’s Amended and Restated Articles of Incorporation dated August 30, 1989 (the “Articles”) and is submitted on behalf of Financial Edge Fund, L.P. by Richard J. Lashley, a managing member of PL Capital, LLC, the general partner of the Shareholder.  The Shareholder intends to solicit votes for its nominee on the white proxy card.

The Shareholder hereby certifies that it beneficially owns 151,610 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”).  Additionally, the Shareholder is a member of the PL Capital Group (as defined below), as noted in the PL Capital Group’s Schedule 13D filing, as amended, with the Securities and Exchange Commission; and, as of March 1, 2013, the PL Capital Group beneficially owns 285,306 shares of the Common Stock, or approximately 9.5% of the outstanding Common Stock.  As documentary evidence of the Shareholder’s beneficial ownership, the Shareholder provides the following (the Shareholder affirms that the documentary evidence of ownership enclosed herewith is a true and correct copy of what it purports to be):

1.  A position listing from the Shareholder’s prime brokerage account at BNP Paribas Prime Brokerage, Inc. dated March 1, 2013, showing that the Shareholder held 151,610 shares of Common Stock as of March 1, 2013, attached as part of Exhibit A; and

2.  A letter of verification from the Shareholder’s broker, attached as part of Exhibit A.

PL Capital, LLC

By the fact of the Shareholder’s submission of this notice of intent to nominate and submit its nominee for election, it is the Shareholder’s understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

The Shareholder hereby notifies the Company pursuant to Article XI of the Articles that the Shareholder intends to nominate Mr. Charles R. Haywood for election to the Board of Directors of the Company at the 2013 Annual Meeting of Shareholders of the Company.  Enclosed is the written consent of Mr. Haywood to be named in the proxy statement of the PL Capital Group and to serve as a director of the Company if elected.  The Shareholder represents (1) that the Shareholder is a beneficial owner of Common Stock entitled to vote at the 2013 Annual Meeting of Shareholders and intends to appear (or will direct a qualified representative of the Shareholder to appear) in person or by proxy at such meeting to nominate Mr. Haywood; and (2) that the Shareholder is part of the PL Capital Group and the PL Capital Group intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee.

Set forth below is certain information, including that required by Article XI of the Articles:

(1)           As to proposed nominee (Charles R. Haywood):

A.           Name, Age, Business Address and Residence Address

Name	Age	Business Address	Residence Address

Charles R. Haywood	44	President and Owner Mansfield-King 6501 Julian Avenue Indianapolis, IN 46219	3760 Castle Rock Drive Zionsville, IN 46077

B.           Principal Occupation or Employment and Qualifications

Charles R. Haywood:
Since 2005, Mr. Haywood has been the President and Owner of Mansfield-King, a contract manufacturing and packaging business. Prior to that, from 2003-2005 he was the President and Owner of Carmel Bookcases, a manufacturer of high-end cabinetry based in Indianapolis.  Prior to that he was Senior Counsel at Foley & Lardner LLP in Chicago, IL from 2001-2003 and an Associate at Foley & Lardner LLP from 1995 to 2001.

PL Capital, LLC

The Shareholder believes that Mr. Haywood would be deemed “independent” under the NASDAQ Marketplace Rules.  Mr. Haywood’s extensive legal and business experience, and his education qualify him to serve on the Company’s board of directors.  His years running his own business have allowed him to navigate many business-related issues, making him a valuable source of knowledge for the Company, while his legal experience will be helpful in guiding the Company in an industry that is highly regulated.  Furthermore, the role of an effective director inherently requires certain personal qualities that the PL Capital Group believes Mr. Haywood possesses, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that confront the Company.

C.           Shares of Common Stock Owned Beneficially

Name of Nominee                                                      Class                                                      Amount

Charles R. Haywood                                                 Common                                                None

D.           Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, Mr. Haywood is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, Mr. Haywood does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

E.           Other Information

Directorships of Other Publicly Owned Companies

Mr. Haywood is not presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.

Material Proceedings Adverse to the Company

To Mr. Haywood’s and Mr. Lashley’s knowledge, there are no material proceedings to which Mr. Haywood, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Haywood nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

PL Capital, LLC

Transactions In Stock of the Company

 Mr. Haywood has had no transactions in the Common Stock during the past two years.  The following transactions are the only transactions during the past two years with regard to the Common Stock made by members of the PL Capital Group:

Financial Edge Fund, LP

Transaction Date	Number of Shares Purchased (Sold)
4/8/11	4,000
11/2/11	2,102
11/4/11	7,500
8/10/12	1,400
8/13/12	1,210
8/14/12	1,000
11/2/12	3,800
11/28/12	13,008
11/30/12	21,821
12/4/12	193
12/13/12	1,200
12/14/12	2,520
12/19/12	5,600
12/28/12	101
12/31/12	9,085
1/4/13	2,075

PL Capital, LLC

Financial Edge Strategic Fund, LP

Transaction Date	Number of Shares Purchased (Sold)
3/23/11	1,000
4/8/11	2,500
11/30/12	10,000
12/31/12	5,000

Goodbody/PL Capital, LP

Transaction Date	Number of Shares Purchased (Sold)
9/12/12	7,020
11/20/12	1,000
11/30/12	5,000

PL Capital Focused Fund, LP

Transaction Date	Number of Shares Purchased (Sold)
3/23/11	300
4/8/11	1,037
8/3/12	5,000
8/8/12	9,402

PL Capital, LLC

Certain funds expended to date in the foregoing transactions by members of the PL Capital Group were provided, from time to time, in part by margin account loans from BNP Paribas Prime Brokerage, Inc. (“BNP Paribas”) extended in the ordinary course of business.  All purchases of Common Stock made using funds borrowed from BNP Paribas were made in margin transactions on that firm’s usual terms and conditions.  All or part of the shares of such Common Stock may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities.  Such loans generally bear interest at a rate based upon the federal funds rate plus an applicable margin.  Such indebtedness, if any, may be refinanced with other banks or broker-dealers.  As of the date of this letter, no member of the PL Capital Group has margin loans outstanding.

Arrangements or Understandings with Other Persons

Mr. Haywood has informal agreements with the limited partnerships and companies managed and advised by PL Capital, LLC, Goodbody/PL Capital, LLC and PL Capital Advisors, LLC, whereby Mr. Haywood is indemnified by the limited partnerships and companies for any liabilities he may incur in connection with the PL Capital Group’s intended solicitation of proxies for use at the 2013 Annual Meeting of Shareholders of the Company.  Those limited partnerships and companies will also reimburse Mr. Haywood for any expenses that he reasonably incurs in connection with the PL Capital Group’s intended solicitation of proxies for use at the 2013 Annual Meeting of Shareholders of the Company.  To Mr. Haywood’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, the PL Capital Group has not formally retained any person to make solicitations or recommendations to shareholders for the purpose of assisting in the election of Mr. Haywood as a director.

Absence of any Family Relationships

Mr. Haywood does not have any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of Mr. Haywood, and based on information in his possession:

a.  Since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Haywood, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Haywood.  In addition, since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

PL Capital, LLC

b.  Mr. Haywood has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.  Since January 1, 2011, Mr. Haywood has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.  Since January 1, 2011, Mr. Haywood has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.  Since January 1, 2011, Mr. Haywood has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

Absence of Certain Transactions

To the best knowledge of Mr. Haywood, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Haywood nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Haywood nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

PL Capital, LLC

Section 16 Compliance

Mr. Haywood is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

(2)           As to the Nominator (Financial Edge Fund, L.P.):

A.           Name and Address

Financial Edge Fund, L.P.
c/o PL Capital, LLC
47 E. Chicago Avenue
Suite 336
Naperville, IL  60540

The Nominator/Shareholder is a member of the “PL Capital Group,” which currently consists of the following persons and entities:

●	Financial Edge Fund, L.P., a Delaware limited partnership (“Financial Edge Fund” or, as previously defined, the Shareholder).

●	Financial Edge-Strategic Fund, L.P., a Delaware limited partnership (“Financial Edge Strategic”).

●	PL Capital/Focused Fund, L.P., a Delaware limited partnership (“Focused Fund”).

●	PL Capital, LLC, a Delaware limited liability company and General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund (“PL Capital”).

●	Goodbody/PL Capital, L.P., a Delaware limited partnership (“Goodbody/PL LP”).

●	Goodbody/PL Capital, LLC, a Delaware limited liability company and General Partner of Goodbody/PL LP (“Goodbody/PL LLC”).

●	PL Capital Advisors, LLC, a Delaware limited liability company and the investment advisor to Financial Edge Fund. Financial Edge Strategic, Goodbody/PL LP and the Focused Fund (“PL Capital Advisors”).

●	John W. Palmer and Richard J. Lashley, Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC.

PL Capital, LLC

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP, Goodbody/PL LLC, Mr. Palmer, and Mr. Lashley is:  c/o PL Capital, 47 E. Chicago Avenue, Suite 336, Naperville, Illinois 60540.  Each of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, PL Capital Advisors, Goodbody/PL LP and Goodbody/PL LLC are engaged in various interests, including investments.

No other shareholder other than members of the PL Capital Group is known to the Shareholder to be supporting Mr. Haywood as a nominee.

B.           Record and Beneficial Ownership

The Shareholder is the beneficial owner of 151,610 shares of Common Stock and is a member of the PL Capital Group which beneficially owns 285,306 shares of Common Stock.  See Appendix A for the beneficial ownership of the members of the PL Capital Group.

If the Corporate Secretary, Company’s board of directors or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact Mr. Lashley immediately so that the Shareholder may promptly address any alleged deficiencies.

Very truly yours,

/s/ Richard Lashley

Richard Lashley

PL Capital, LLC

Appendix A

Name and Address	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
Richard J. Lashley 2 Trinity Place Warren, NJ 07059	285,610	9.5%	0
John W. Palmer 4216 Richwood Court Naperville, IL 60540	285,610	9.5%	0
PL Capital, LLC 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	285,610	9.5%	0
PL Capital Advisors, LLC 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	285,610	9.5%	0
Financial Edge Fund, LP 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	151,610	5.1%	0
Financial Edge-Strategic Fund, LP 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	53,261	1.8%	0
PL Capital/Focused Fund, LP 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	26,982	0.9%	0
Goodbody/PL Capital, LLC 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	53,453	1.8%	0
Goodbody/PL Capital, LP 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	53,453	1.8%	0

CONSENT OF PROPOSED NOMINEE

I, Charles R. Haywood, hereby consent to be named in the proxy statement of the PL Capital Group to be used in connection with its solicitation of proxies from the shareholders of Ameriana Bancorp for use in voting at the 2013 Annual Meeting of Shareholders of Ameriana Bancorp and I hereby consent and agree to serve a director of Ameriana Bancorp if elected at such Annual Meeting.

/s/ Charles R. Haywood
Charles R. Haywood

Dated:  March 4, 2013